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                                                                     EXHIBIT 8.1




                                  [LETTERHEAD]





                                 August 20, 1998

RMI Titanium Company
100 Warren Avenue
Niles, Ohio 44446

                  Re: Proposed Merger of RMI Acquisition Company With and Into
                      RMI Titanium Company

Dear Sir or Madam:

                  Pursuant to Section 6.4 of the Agreement and Plan of Merger by and among RMI Titanium Company, an Ohio corporation ("RMI Titanium"), RTI International Metals, Inc., an Ohio corporation ("RTI Holdings"), and RMI Acquisition Company, an Ohio corporation ("MergeCo") (the "Merger Agreement"), RMI Titanium has requested our opinion regarding certain federal income tax consequences of the proposed statutory merger of MergeCo with and into RMI Titanium (the "Merger"). Under the terms of the Merger Agreement, shares of RMI Titanium Common Stock will be converted into shares of RTI Holdings Common Stock.

                  In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the proposed form of the Merger Agreement and the Registration Statement of RTI Holdings on Form S-4 under the Securities Act of 1933, to be filed on or about August 20, 1998 with the Securities and Exchange Commission.

                  In rendering this opinion, we have made the following assumptions as to factual matters:

                  1. The representations and warranties of the parties and the factual information contained in the documents listed above that may be deemed to be material to this opinion are true in all material respects as of the date hereof;

                  2. The Merger, and all transactions related thereto or contemplated by the Merger Agreement and the Registration Statement, will be consummated in accordance with the terms and conditions of the applicable documents;

                  3. The Merger will qualify as a merger under applicable state corporate law;



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DOEPKEN KEEVICAN & WEISS
------------------------

RMI Titanium Company
August 20, 1998
Page 2

                  4. RMI Titanium has formed RTI Holdings and MergeCo in order to implement and facilitate the Merger and the corporate restructuring of which it is a part. Immediately prior to the effective time of the Merger, RTI Holdings will be a wholly owned subsidiary of RMI Titanium and MergeCo will be a wholly owned subsidiary of RTI Holdings. The rights, preferences, privileges and restrictions of the currently outstanding RMI Titanium Common Stock are substantially identical to those of RTI Holdings Common Stock into which they will be converted in the Merger; and

                  5. Pursuant to the Merger Agreement, and for good and persuasive business reasons, MergeCo, at the effective time of the Merger, will be merged with and into RMI Titanium in accordance with applicable state law, and RMI Titanium will continue as the surviving corporation. As a result of the
Merger: (i) MergeCo's separate corporate existence will cease, and RMI Titanium will hold substantially all of RMI Titanium's assets and business and substantially all of the assets of MergeCo; (ii) each share of RMI Titanium Common Stock issued and outstanding immediately prior to the effective time of the Merger will be automatically converted into the right to receive one share of RTI Holdings Common Stock; (iii) each share of RTI Holdings Common Stock issued and outstanding immediately prior to the effective time of the Merger will be canceled; and (iv) RMI Titanium will become a wholly owned subsidiary of RTI Holdings.

                  Based upon the aforementioned assumptions, and our review and analysis of the current state of the law, it is our opinion that if the Merger Agreement is consummated in accordance with its terms, for federal income tax purposes:

                  (a) The Merger and the issuance of RTI Holdings Common Stock in connection therewith will constitute a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (b) No gain or loss will be recognized by holders of RMI Titanium Common Stock who receive RTI Holdings Common Stock in exchange for the shares of RMI Titanium Common Stock which they hold (except for any gain or loss attributable to any cash received pursuant to the exercise of statutory dissenters' rights);

                  (c) For federal income tax purposes, the holding period of RTI Holdings Common Stock received in exchange for RMI Titanium Common Stock will include the holding period of the RMI Titanium Common Stock for which it is exchanged, assuming that the shares of RMI Titanium Common Stock are capital assets in the hands of the holder thereof at the time of the Merger; and



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DOEPKEN KEEVICAN & WEISS
------------------------


RMI Titanium Company
August 20, 1998
Page 3
                  (d) The federal income tax basis of RTI Holdings Common Stock received by the shareholders of RMI Titanium pursuant to the Merger will be the same as the federal income tax basis of the shares of RMI Titanium Common Stock exchanged therefor.

                  This opinion is based upon current authorities and upon facts and assumptions as of this date. It addresses only the classification of the Merger as a reorganization under Section 368(a)(1) of the Code and the other federal income tax consequences described in paragraphs (a), (b), (c) and (d) above, and does not address any other federal, state, local, or foreign tax consequences that may result from the Merger or any other transaction, related or otherwise. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly, no assurance can be given that the positions set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the Merger.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference of our firm under the captions "Summary--Certain Federal Income Tax Consequences" and "Proposal to Form a Holding Company--Certain Federal Income Tax Consequences" in the proxy statement/prospectus contained therein.

                                        Very truly yours,



                                        Doepken Keevican & Weiss
                                        Professional Corporation